EXHIBIT 99.1

William T. Spitz Elected to the Board of Trustees of Acadia Realty Trust

    NEW YORK--(BUSINESS WIRE)--Aug. 27, 2007--Acadia Realty Trust (NYSE: AKR - "Acadia" or the "Company"), a real estate investment trust ("REIT"), today announced that William T. Spitz, former Vice Chancellor for Investments and Treasurer of Vanderbilt University, has been elected to the Company's Board of Trustees.

    "We are extremely pleased to have Bill join our Board", stated Lee
S. Wielansky, Lead Trustee of Acadia's Board of Trustees. "Bill's depth of expertise in the investment community and extensive history with Acadia will certainly complement the diverse strength and experience of our current Board."

    As Vice Chancellor for Investments at Vanderbilt, Mr. Spitz was responsible for managing the University's $3.3 billion endowment. He was also a member of the Senior Management Group of the University, which is responsible for the day-to-day operations of the institution. Mr. Spitz is also on the faculty of Vanderbilt University as Clinical Professor of Management-Owen Graduate School of Management.

    Throughout his career, Mr. Spitz has held various high-level positions with successful asset management companies. He has served on the Board of several companies including the Cambium Global Timber Fund, The Common Fund, Diversified Trust Company, and the Bradford Fund. He has also served on multiple advisory committees, including Acadia's Opportunity Funds Advisory Board, which he has served on since 2001. In addition, Mr. Spitz is a published author and frequent speaker at industry conferences and seminars.

    Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail properties, including neighborhood and community shopping centers and mixed-use properties with retail components.

    Certain matters in this press release may constitute forward-looking statements within the meaning of the federal securities laws and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in the Company's most recent annual report on Form 10-K filed with the SEC on March 1, 2007 (the "Form 10-K") and other periodic reports filed with the SEC, including risks related to: (i) the Company's reliance on revenues derived from major tenants; (ii) the Company's limited control over joint venture investments; (iii) the Company's partnership structure; (iv) real estate and the geographic concentration of our properties; (v) market interest rates; (vi) leverage; (vii) liability for environmental matters;(viii) the Company's growth strategy; (ix) the Company's status as a REIT (x) uninsured losses and (xi) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company's website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

    CONTACT: Media Relations:
             Debra Miley, 914-288-8148